Appendix A
Penns Woods Bancorp, Inc.
2020 Equity Incentive Plan

ARTICLE 1. PURPOSE OF THE PLAN; TYPES OF AWARDS

1.1 Purpose. The Penns Woods Bancorp, Inc. 2020 Equity Incentive Plan is intended to provide selected employees and non‑employee directors of Penns Woods Bancorp, Inc. (the “Corporation”) and its Subsidiaries with an opportunity to acquire Common Stock or receive Awards that are measured by reference to the value of Common Stock. The Plan is designed to help the Corporation attract, retain and motivate employees and non‑employee directors to make substantial contributions to the success of the Corporation’s business and the businesses of its Subsidiaries. Awards will be granted under the Plan based on, among other things, the individual’s level of responsibility and performance.
1.2 Authorized Plan Awards. Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, and Other Equity-Based Awards may be awarded within the limitations of the Plan herein described.
ARTICLE 2. DEFINITIONS
2.1 “Agreement.” A written or electronic agreement between the Corporation and a Participant evidencing the grant of an Award. A Participant may be issued one or more Agreements from time to time, reflecting one or more Awards.
2.2 “Award.” The grant of a Stock Option or an award of Restricted Stock, Restricted Stock Units, or an Other Equity-Based Award.
2.3 “Board.” The Board of Directors of the Corporation.
2.4 “Change in Control.” Except as otherwise provided in an Agreement, the first to occur of any of the following events:
(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for any of the Corporation’s employee benefit plans, or any entity holding the Corporation’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of the Corporation’s securities representing 51% or more of the combined voting power of the Corporation’s then outstanding securities;
(b) completion, in one or a series of related transactions, of a sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Corporation to another entity, except to an entity controlled directly or indirectly by the Corporation;
(c) consummation of a merger, consolidation, statutory share exchange, or similar form of transaction involving the Corporation that requires approval of the Corporation’s shareholders, unless;
(i) under the terms of the agreement approved by the Corporation’s shareholders providing for such transaction, the shareholders of the Corporation immediately before such transaction will own, directly or indirectly, immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the Corporation resulting from such transaction (the “Surviving Corporation”); and
(ii) under the terms of the agreement approved by the Corporation’s shareholders providing for such transaction, the individuals who were members of the Board immediately prior to the execution of the agreement approved by the Corporation’s shareholders providing for such transaction will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such transaction; and
(iii) based on the terms of the agreement approved by the Corporation’s shareholders providing for such transaction, no Person (other than (A) the Corporation or any subsidiary of the Corporation, (B) any Benefit Plan, or (C) any Person who, immediately prior to such transaction had beneficial ownership of 51% or more of the then outstanding voting securities) will have beneficial ownership of 51% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
(d) the date that is ten business days prior to a complete liquidation or dissolution of the Corporation; or
(e) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Corporation’s shareholders, of each new director was approved by a vote of at least 66-2/3% of the directors then still in office who were directors at the beginning of the period.

2.5 “Code.” The Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated under such section.
2.6 “Code of Conduct.” The policies and procedures related to employment of Employees by the Corporation or a Subsidiary set forth in the Corporation or a Subsidiary’s employee handbook as well as any policies and procedures related to service as a non‑employee director of the Corporation or a Subsidiary. The Code of Conduct may be amended and updated at any time. The term “Code of Conduct” shall also include any other policy or procedure that may be adopted by the Corporation or a Subsidiary and communicated to Employees and non‑employee directors of the Corporation or a Subsidiary.
2.7 “Committee.” The Compensation Committee of the Board.
2.8 “Common Stock.” The common stock of the Corporation ($5.55 par value) as described in the Corporation’s Articles of Incorporation, or such other stock as shall be substituted therefor.
2.9 “Corporation.” Penns Woods Bancorp, Inc., a Pennsylvania corporation.
2.10 “Employee.” Any common law employee of the Corporation or a Subsidiary. An Employee does not include any individual who: (i) does not receive payment for services directly from the Corporation’s or a Subsidiary’s payroll; (ii) is employed by an employment agency that is not a Subsidiary; or (iii) who renders services pursuant to a written arrangement that expressly provides that the service provider is not eligible for participation in the Plan, regardless if such person is later determined by the Internal Revenue Service or a court of competent jurisdiction to be a common law employee.
2.11 “Exchange Act.” The Securities Exchange Act of 1934, as amended.
2.12 “Fair Market Value.”
a.If the Common Stock is listed on an established securities market (within the meaning of Code Section 409A), the fair market value per share of the Common Stock shall be the closing sale price for such a share on the relevant day. If no sale of Common Stock has occurred on that day, the fair market value shall be determined by reference to such price for the next preceding day on which a sale occurred.
b.In the event that the Common Stock is not traded on an established securities market (within the meaning of Code Section 409A), then the fair market value per share of Common Stock will be the price established by the Committee in good faith by application of a reasonable valuation method (within the meaning of Code Section 409A).
c.Notwithstanding the foregoing, in the event of any change in law or interpretation of law, including but not limited to Code Section 409A and the regulations and guidance promulgated thereunder, the fair market value of the Common Stock on a particular day shall be determined in accordance with such law or interpretation of law.
2.13 “Harmful Activity.” A Harmful Activity shall be deemed to have occurred if the Employee or the Non-Employee Director shall, while employed by or providing services to the Corporation or within six months after termination of such employment or service, do any one or more of the following:
a.use, publish, sell, trade or otherwise disclose “non-public information” of the Corporation unless such activity was inadvertent, done in good faith and did not cause significant harm to the Corporation;
b.after notice from the Corporation, fail to return to the Corporation any document, data, or other item or items in the Employee’s or Non-Employee Director’s possession or to which the Employee or Non-Employee Director has access that may involve “non-public information” of the Corporation;
c.upon the Employee’s or Non-Employee Director’s own behalf or upon behalf of any other person or entity that competes or plans to compete with the Corporation, solicit or entice for employment or hire any Employee of the Corporation;
d.upon the Employee’s or Non-Employee Director’s own behalf or upon behalf of any other person or entity that competes or plans to compete with the Corporation, contact, call upon, solicit or do business with (other than a business which does not compete with any business conducted by the Corporation), any customer of the Corporation the Employee or Non-Employee Director contacted, called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not the information is or was “non-public information”) while employed by or providing services to the Corporation unless such activity was inadvertent, done in good faith, and did not involve a customer who the Employee or Non-Employee Director should have reasonably known was a customer of the Corporation; or
e.upon the Employee’s or Non-Employee Director’s own behalf or on behalf of any other person or entity that competes or plans to compete with the Corporation, engage in any business activity in competition with the Corporation in the same or closely related activity that the Employee or Non-Employee Director was engaged in for the Corporation during the one year period prior to termination of employment or termination of services.

For purpose of this Section 2.13, “non-public information” means, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., Employees, customers, and suppliers) that are developed, owned, utilized, or maintained by the Corporation, and that of its customers or suppliers, and that are not generally known by the public.
2.14 “Incentive Stock Option.” A Stock Option designated by the Committee as an incentive stock option within the meaning of Code Section 422.
2.15 “Non-Employee Director.” A member of the Board, or of the board of directors of a Subsidiary, or any other body performing the function of a board of directors, or a member of an advisory board or council established by the Board, who is not an Employee.
2.16 “Nonqualified Stock Option.” A Stock Option that by its terms does not qualify as an Incentive Stock Option.
2.17 “Optionee.” A Participant who is awarded a Stock Option pursuant to the provisions of the Plan.
2.18 “Other Equity-Based Award.” An Award that is not a Stock Option, Restricted Stock, or Restricted Stock Unit that is granted under Section 10.1 and is payable by delivery of Common Stock or which is measured by reference to the value of Common Stock.
2.19 “Participant.” An Employee or Non-Employee Director to whom an Award has been made and which Award remains outstanding.
2.20 “Performance Criteria.” Any objective determination based on one or more of the following areas of performance of the Corporation, a Subsidiary, or any division, department or group of either which includes, but is not limited to: (a) earnings, (b) cash flow, (c) revenue, (d) financial ratios, (e) market performance, (f) shareholder return, (g) operating profits (including earnings before interest, taxes, depreciation and amortization), (h) earnings per share, (i) return on assets, (j) return on equity, (k) return on investment, (l) stock price, (m) asset quality, (n) expense reduction, (o) systems conversion, (p) peer performance, (q) special projects as determined by the Committee, and (r) integration initiatives. Performance Criteria shall be established by the Committee prior to the issuance of a Performance Grant.
2.21 “Performance Goal.” One or more goals established by the Committee, with respect to an Award intended to constitute a Performance Grant, that relate to one or more Performance Criteria. A Performance Goal shall relate to such period of time, not less than one year (unless coupled with a vesting schedule of at least one year), as may be specified by the Committee at the time of awarding a Performance Grant.
2.22 “Performance Grant.” An Award, the vesting or receipt without restriction of which, is conditioned on the satisfaction of one or more Performance Goals.
2.23 “Plan.” The Penns Woods Bancorp, Inc. 2020 Equity Incentive Plan.
2.24 “Restricted Awards.” An award of Restricted Stock or Restricted Stock Units.
2.25 “Restricted Stock.” An award of Common Stock pursuant to the provisions of the Plan, which award is subject to such restrictions and other conditions, including achievement of one or more performance goals as may be specified by the Committee at the time of such award.
2.26 “Restricted Stock Units.” An award of hypothetical Common Stock units pursuant to the provisions of the Plan, which award is subject to such restrictions and other conditions, including achievement of one or more performance goals if and to the extent specified by the Committee at the time of such award.
2.27 “Retirement.” The termination of a Participant’s employment following the first day of the month coincident with or next following attainment of age 65. Retirement with respect to a Participant’s service as a Non‑Employee Director will also be determined in accordance with the provisions of the applicable Corporation’s or a Subsidiary’s bylaws or other operative documents.
2.28 “Securities Act.” The Securities Act of 1933, as amended.
2.29 “Stock Option” or “Option.” A grant of a right to purchase Common Stock and the form of an Incentive Stock Option or a Nonqualified Stock Option pursuant to the provisions of the Plan.
2.30 “Subsidiary.” A subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of a relevant corporation.

2.31 “Ten Percent Shareholder.” A person who owns (or is deemed to own pursuant to Code Section 424(b)) stock possessing more than 10% of all classes of stock of the Corporation or any of its affiliates.
2.32 “Termination For Cause.” With respect to an individual, shall have the meaning ascribed to such term any employment, severance or other similar agreement between such individual and the Corporation or a Subsidiary, or if no such agreement exists, termination of the employment of an Employee or the termination of service of a Non‑Employee Director, as the case may be (each, for purposes of this Section 2.32, an “Individual”), after:
a.any other government regulatory agency recommends or orders in writing that the Corporation or a Subsidiary terminate the employment or services of such Individual or relieve him or her of his or her duties;
b.in the determination of the committee, the Individual engages in any Harmful Activity, or commits an act or engages in a course of conduct constituting fraud or willful malfeasance, dishonesty or gross negligence as to the Corporation or a Subsidiary or as to the Individual’s employment with or service to the Corporation or a Subsidiary;
c.in the determination of the Committee with respect to an Employee, such Employee willfully fails to follow the lawful instructions of the Board or any officer of the Corporation or a Subsidiary after such Employee’s receipt of written notice of such instructions, other than a failure resulting from the Employee’s incapacity because of physical or mental illness;
d.in the determination of the Committee, the willful or continued failure by such Individual to substantially and satisfactorily perform the Individual’s duties with the Corporation or a Subsidiary (other than any such failure resulting from the Individual’s being “disabled” (within the meaning of Code Section 22(e)(3)) or as a result of physical or mental illness), within a reasonable period of time after a demand for substantial performance or notice of lack of substantial or satisfactory performance is delivered to the Individual, which demand identifies the manner in which the Individual has not substantially or satisfactorily performed his or her duties; or
e.in the determination of the Committee, the failure by such Individual to comply with the Corporation’s Code of Conduct.
For purposes of the Plan, no act, or failure to act, on an Individual’s part shall be deemed “willful” unless done, or omitted to be done, by such Individual not in good faith and without reasonable belief that such Individual’s action or omission was in the best interest of the Corporation or a Subsidiary.
ARTICLE 3. ADMINISTRATION
3.1 The Committee. The Plan shall be administered by the Compensation Committee. The Committee shall be composed of two or more members of the Board, all of whom are “non-employee directors” as such term is defined under the rules and regulations adopted from time to time by the Securities and Exchange Commission pursuant to Section 16(b) of the Exchange Act. The Board may from time to time remove members from, or add members to, the Compensation Committee.
3.2 Powers of the Committee.
a.The Committee shall be vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by a majority of the disinterested members of the Board. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all Participants and any person claiming under or through a Participant, unless otherwise determined by a majority of the disinterested members of the Board or unless determined by a court having jurisdiction to be arbitrary and capricious.
b.Subject to the terms, provisions and conditions of the Plan and applicable law, the Committee shall have exclusive jurisdiction to:
i.determine and select the Employees and Non‑Employee Directors to be granted Awards (it being understood that more than one Award may be granted to the same person);
ii.determine the number of shares of Common Stock subject to each Award;
iii.determine the date or dates when the Awards will be granted;
iv.prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Agreement relating to such grant;
v.to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant's obligations under an Award or creates or increases a Participant's federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent;
vi.determine whether an Option constitutes an Incentive Stock Option or a Nonqualified Stock Option;
vii.determine the Performance Criteria, and establish Performance Goals with respect thereto, if any, to be applied to an Award;
viii.to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of employment or service for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company's employment policies;
ix.to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; and
x.to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan.
c.Subject to the provisions of this Article 3 and any applicable law, the Committee may, in its sole discretion, delegate any or all of its powers and duties under the Plan, including the power to make Awards under the Plan, to the Chief Executive Officer of the Corporation, subject to such limitations on such delegated powers and duties as the Committee may impose, if any; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan made by the Committee. Notwithstanding the foregoing, the Chief Executive Officer may not make Awards to, or take any action with respect to any Award previously granted, to himself or a person who is an Employee or Non‑Employee Director subject to the provisions of Rule 16b‑3 of the Exchange Act.
3.3 Liability. No member of the Board, the Committee or its designee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to this Plan or any Awards granted under this Plan.
3.4 Establishment and Certification of Performance Goals. The Committee shall establish, prior to grant, Performance Goals with respect to each Award intended to constitute a Performance Grant.
3.5 Performance Grants Not Mandatory. Nothing herein shall be construed as requiring that any Award be made a Performance Grant; provided, however, that any Award may be subject to a one or more Performance Goals.
ARTICLE 4. COMMON STOCK SUBJECT TO THE PLAN
4.1 Common Stock Authorized. The initial total aggregate number of shares of Common Stock for which Awards may be granted under the Plan shall not exceed 750,000 shares, all of which may be issued in respect to Incentive Stock Options. The limitation established by this Section shall be subject to adjustment as set forth in Article 11 below.
4.2 Limitations on Annual Awards to Employees and Non‑Employee Directors.
a.Awards to any Employee under this Plan during any calendar year shall not exceed in the aggregate Awards with respect to 100,000 shares of Common Stock. Such limitation shall be subject to adjustment in the manner described in Article 11.
b.Grants to all Non‑Employee Directors under this Plan during the term of the Plan shall not exceed in the aggregate Awards with respect to 150,000 shares of Common Stock. Such limitation shall be subject to adjustment in the manner described in Article 11.
4.3 Shares Available. Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Notwithstanding any other provision of the Plan to the contrary, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option or (b) shares delivered or withheld by the Company to satisfy any tax withholding obligations.
ARTICLE 5. ELIGIBILITY
5.1 Participation. Awards shall be granted by the Committee only to persons who are Employees or Non‑Employee Directors.
5.2 Incentive Stock Option Eligibility. Incentive Stock Options may only be granted to Employees of the Corporation or a Subsidiary. Notwithstanding any other provision of the Plan to the contrary, a Ten Percent Shareholder shall not be eligible for the grant of an Incentive Stock Option unless the special requirements set forth in Sections 6.1 and 7.1 are satisfied.

ARTICLE 6. STOCK OPTIONS IN GENERAL
6.1 Exercise Price. The exercise price of an Option to purchase a share of Common Stock shall be, in the case of an Incentive Stock Option, not less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted, except that the exercise price shall be not less than 110% of such Fair Market Value in the case of an Incentive Stock Option granted to a Ten Percent Shareholder. The exercise price of an Option to purchase a share of Common Stock shall be, in the case of a Nonqualified Stock Option, not less than 100% of the Fair Market vVlue of a share of Common Stock on the date the Option is granted. Fair Market Value shall be determined under the provisions of Code Section 409A and the regulations and guidance promulgated thereunder. The exercise price shall be subject to adjustment pursuant to the limited circumstances set forth in Article 11.
6.2 Limitation on Incentive Stock Options. The aggregate Fair Market Value (determined as of the date an Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Employee in any calendar year (under the Plan and all other plans maintained by the Corporation and any Subsidiary) shall not exceed $100,000. With respect to all or any portion of any Option granted under this Plan not qualifying as an Incentive Stock Option, such Option shall be considered a Nonqualified Stock Option granted under this Plan for all purposes. In addition, in the event that the Committee grants an Incentive Stock Option under this Plan to a Participant, and, in the event that the applicable limitation contained in this Section 6.2 is exceeded, then such Incentive Stock Option in excess of such limitation shall be treated as a Nonqualified Stock Option under this Plan subject to the terms and provisions of the applicable Agreement, except to the extent modified to reflect recharacterization of the Incentive Stock Option as a Nonqualified Stock Option.
6.3 Transferability of Options.
a.Except as provided in Subsection (b), an Option granted hereunder shall not be transferable other than by will or the laws of descent and distribution, and such Option shall be exercisable, during the Optionee’s lifetime, only by the Optionee.
b.An Optionee may, with the prior approval of the Committee, transfer a Nonqualified Stock Option for no consideration to or for the benefit of one or more members of the Optionee’s “immediate family” (including a trust, partnership or limited liability company for the benefit of one or more of such members), subject to such limits as the Committee may impose, and the transferee shall remain subject to all terms and conditions applicable to the Option prior to its transfer. The term “immediate family” shall mean an Optionee’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren.
ARTICLE 7. TERM, VESTING AND EXERCISE OF OPTIONS
7.1 Term and Vesting.
a.Each Option granted under the Plan shall terminate on the date determined by the Committee and specified in the Agreement; provided, however, that:
i.each intended Incentive Stock Option granted to a Ten Percent Shareholder shall terminate not later than five years after the date of the grant;
ii.each intended Incentive Stock Option granted to other than a Ten Percent Shareholder shall terminate not later than ten years after the date of grant; and
iii.each intended Nonqualified Stock Option shall terminate not later than ten years and one month after the date of grant.
b.Each Option granted under the Plan shall be fully exercisable (i.e., become 100% vested) only after the earlier of the date on which:
i.the Optionee has completed one year of continuous employment or service as a Non‑Employee Director with the Corporation or a Subsidiary immediately following the date of the grant of the Option (or such later date as may be specified in an Agreement, including a date that may be tied to the satisfaction of one or more Performance Goals);
ii.unless otherwise provided in an Agreement, the Optionee’s Retirement, death, or being “disabled” (within the meaning of Code Section 22(e)(3)).
c.An Option may be exercised only during the Optionee’s continuous employment or service as a Non‑Employee Director, except as provided in Article 8.

7.2 Exercise.
a.A person electing to exercise an Option shall give notice to the Corporation of such election and of the number of shares the Optionee has elected to purchase and shall at the time of exercise tender the full exercise price of the shares the Optionee has elected to purchase. The exercise notice shall be delivered to the Corporation in person, by certified mail, or by such other method (including electronic transmission) and in such form as determined by the Committee. The exercise price shall be paid in full, in cash, upon the exercise of the Option; provided, however, that in lieu of cash, with the approval of the Committee at or prior to exercise, an Optionee may exercise an Option by tendering to the Corporation shares of Common Stock owned by the Optionee and having a Fair Market Value equal to the cash exercise price applicable to the Option or by delivering such combination of cash and such shares as the Committee in its sole discretion may approve; further provided, however, that no such manner of exercise shall be permitted if such exercise would violate Section 402 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, Common Stock acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless the holding period requirements of Code Section 422(a)(1) have been satisfied, and Common Stock not acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless it has been held, beneficially and of record, for at least six months (or such longer time as may be required by applicable securities law or accounting principles to avoid adverse consequences to the Corporation or an Optionee).
b.A person holding more than one Option at any relevant time may, in accordance with the provisions of the Plan, elect to exercise such Options in any order.
c.At the request of the Participant and to the extent permitted by applicable law, the Committee may, in its sole discretion, selectively approve arrangements whereby the Participant irrevocably authorizes a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon the exercise of an Option and to remit to the Corporation a sufficient portion of the sales proceeds to pay the entire exercise price and any tax withholding required as a result of such exercise.
ARTICLE 8. EXERCISE OF VESTED OPTIONS FOLLOWING TERMINATION OF
EMPLOYMENT OR SERVICE
8.1 Retirement; Other Termination by Corporation or Subsidiary; Change in Control. In the event of an Optionee’s termination of employment or service as a Non‑Employee Director (i) due to Retirement, (ii) by the Corporation or a Subsidiary other than Termination for Cause, or (iii) due to a Change in Control, such Optionee’s right to exercise such Option, to the extent vested, shall lapse:
a.in the case of an Incentive Stock Option, at the earlier of the expiration of the term of such option or three months from the date of such termination of employment; and
b.in the case of a Nonqualified Stock Option, unless otherwise provided in an Agreement, three months from the date of such termination of employment or, in the discretion of the Committee, up to the remaining term of such Option.
8.2 Death or Disability. In the event of an Optionee’s termination of employment or service as a Non‑Employee Director due to death or being “disabled” (within the meaning of Code Section 22(e)(3)), such Optionee’s right to exercise such Option, to the extent vested, shall lapse:
a.in the case of an Incentive Stock Option, at the earlier of the expiration of the term of such Option or one year from the date of such termination of employment; and
b.in the case of a Nonqualified Stock Option, unless otherwise provided in an Agreement, three months from the date of such termination of employment or, in the discretion of the Committee, up to the remaining term of such Option.
8.3 Termination For Cause; Other Termination by Optionee. In the event of an Optionee’s Termination For Cause, or in the event of the Optionee’s termination of employment or service as a Non‑Employee Director at the election of an Optionee, such Optionee’s right to exercise such Option shall lapse:
a.in the case of an Incentive Stock Option, upon such termination of employment or service or, in the discretion of the Committee, up to three months from the date of such termination of employment or service; and
b.in the case of a Nonqualified Stock Option, unless otherwise provided in an Agreement, upon such termination of employment or service or, in the discretion of the Committee, up to the remaining term of such Option.
8.4 Special Termination Provisions.
a.In the event that an Optionee’s employment or service as a Non‑Employee Director is terminated by the Corporation or a Subsidiary and the Committee deems it equitable to do so, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive any continuous service requirement for vesting specified in an Agreement and permit exercise of an Option held by such Optionee prior to the satisfaction of such continuous service requirement. Any such waiver may be made with retroactive effect, provided it is made within 60 days following the Optionee’s termination of employment or service as a Non‑Employee Director.
b.In the event the Committee waives the continuous service requirement with respect to an Option as set forth in Section 8.4(a) above, such Option shall lapse:
i.in the case of an Incentive Stock Option, at the earlier of the expiration of the term of such Option or three months from the date of termination of employment; and
ii.in the case of a Nonqualified Stock Option, unless otherwise provided in an Agreement, three months from the date of such termination of employment or, in the discretion of the Committee, up to the remaining term of such Option.
ARTICLE 9. RESTRICTED AWARDS
9.1 In General. Each Restricted Award shall be subject to such terms and conditions as may be specified in the Agreement issued to a Participant to evidence the grant of such Award. A Restricted Award shall be subject to a vesting schedule and may be subject to one or more Performance Goals.
9.2 Minimum Vesting Period for Restricted Awards. Each Restricted Award granted to a Participant shall fully vest only after the earlier of the date on which (i) the Participant has completed one year of continuous employment or service as a Non-Employee Director with the Corporation or a Subsidiary immediately following the date of the Restricted Award (or such later date as may be specified in an Agreement, including a date that may be tied to the satisfaction of one or more Performance Goals); or (ii) unless otherwise provided in an Agreement, the Participant’s Retirement, death, or being “disabled” (within the meaning of Code Section 22(e)(3)).
9.3 Waiver of Vesting Period for Certain Restricted Awards. In the event that a Participant’s employment as an Employee or service as a Non-Employee Director are terminated and the Committee deems it equitable to do so, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive any minimum vesting period with respect to a Restricted Award held by such Participant. Any such waiver may be made with retroactive effect, provided it is made within sixty 60 days following such Participant’s termination of employment.
9.4 Restricted Stock Awards.
a.The terms and conditions of an Award of Restricted Stock shall be reflected in an Award Agreement. One or more share certificates shall be issued upon the grant of a Restricted Stock Award; but until such time as the Restricted Stock shall vest or otherwise become distributable by reason of satisfaction of a continuous service requirement and one or more Performance Goals to the extent applicable, the Corporation shall retain such share certificates. At the time of the grant of a Restricted Stock Award, the Participant to whom the grant is made shall deliver such stock powers, endorsed in blank, as may be requested by the Corporation.
b.Subject to any restrictions set forth in an Agreement, the Participant generally shall have the rights and privileges of a shareholder with respect shares related to a Restricted Stock Award, including the right to vote such Restricted Stock and the right to receive cash dividends and stock dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Corporation for the Participant’s account until released pursuant to subsection (c) below.
c.Within 30 days following the date on which a Participant becomes entitled under an Agreement to receive shares of previously Restricted Stock, the Corporation shall deliver to the Participant a certificate or certificates evidencing the ownership of such shares, together with an amount of cash (without interest) equal to the dividends that have been paid on such shares with respect to record dates occurring on and after the date of the related Award.
d.In the event of forfeiture of a Restricted Stock Award, by reason of the termination of employment or service as a Non-Employee Director prior to vesting, the failure to achieve a Performance Goal, or otherwise, the Corporation shall take such steps as may be necessary to cancel the shares subject to the Award and return such shares to authorized but unissued shares.
e.The right of a Participant to receive shares of Restricted Stock may not be assigned, transferred, sold, pledged, hypothecated, or otherwise encumbered or disposed of until such time as certificates for such shares are released to the Participant.

9.5 Restricted Stock Unit Awards.
a.The terms and conditions of an Award of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Corporation will not be required to set aside a fund for the payment of any such Award.
b.A Participant shall have no voting rights with respect to any Restricted Stock Units.
c.At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Corporation with respect to one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Corporation for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.
d.Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Corporation shall deliver to the Participant, or the Participant’s beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the vesting period lapsed with respect to each Vested Unit.
ARTICLE 10. OTHER EQUITY-BASED AWARDS
10.1 Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement.
ARTICLE 11. ADJUSTMENT PROVISIONS
11.1 Share Adjustments.
a.In the event that the shares of Common Stock of the Corporation, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, or if the number of such shares of Common Stock shall be changed through the payment of a stock dividend, stock split or reverse stock split, then (i) the shares of Common Stock authorized hereunder to be made the subject of Awards, (ii) the shares of Common Stock then subject to outstanding Awards and the exercise price thereof (where relevant), (iii) the maximum number of Awards that may be granted within a 12-month period and (iv) the nature and terms of the shares of stock or securities subject to Awards hereunder shall be increased, decreased or otherwise changed to such extent and in such manner as may be necessary or appropriate to reflect any of the foregoing events.
b.If there shall be any other change in the number or kind of the outstanding shares of the Common Stock of the Corporation, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Award which was theretofore granted or which may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.
c.The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.
11.2 Corporate Changes. A liquidation or dissolution of the Corporation, a merger or consolidation in which the Corporation is not the surviving corporation or a sale of all or substantially all of the Corporation’s assets, shall cause each outstanding Award to terminate, except to the extent that another corporation may and does, in the transaction, assume and continue the Award or substitute its own awards.
11.3 Binding Determination. To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by a majority of the disinterested members of the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Corporation to each holder of an Award which shall have been so adjusted.
ARTICLE 12. GENERAL PROVISIONS
12.1 Effective Date. The Plan shall become effective upon the approval of the Plan by the shareholders of the Corporation within 12 months of adoption by the Board.
12.2 Termination of the Plan. Unless previously terminated by the Board, the Plan shall terminate on, and no Award shall be granted after, the day immediately preceding the tenth anniversary of the Plan’s approval by the Corporation’s shareholders.
12.3 Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
12.4 Limitation on Termination, Amendment or Modification.
a.The Board may at any time terminate, amend, modify or suspend the Plan, provided that, without the approval of the shareholders of the Corporation, no amendment or modification shall be made solely by the Board which:
i.increases the maximum number of shares of Common Stock as to which Awards may be granted under the Plan (except as provided in Section 11.1);
ii.changes the class of eligible Participants; or
iii.otherwise requires the approval of shareholders under applicable state law or under applicable federal law to avoid potential liability or adverse consequences to the Corporation or a Participant.
b.No amendment, modification, suspension or termination of the Plan shall in any manner negatively affect any Award theretofore granted under the Plan without the consent of the Participant or any person validly claiming under or through the Participant.
12.5 No Right to Grant of Award or Continued Employment or Service. Nothing contained in this Plan or otherwise shall be construed to (a) require the grant of an Award to a person who qualifies as an Employee or Non‑Employee Director or (b) confer upon a Participant any right to continue in the employ or service of the Corporation or any Subsidiary or limit in any respect the right, if any, of the Corporation or of any Subsidiary or the Board, as the case may be, to terminate the Participant’s employment.
12.6 Code Section 409A. This Plan is intended to be exempt from the provisions of Code Section 409A by reason of not being deemed a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1). Each of the provisions of this Plan document, however, are qualified by reference to provisions of Code Section 409A, and the guidance promulgated thereunder, to the extent such section applies to this Plan. Notwithstanding anything herein to the contrary, if Code Section 409A is applicable the exercise of any discretionary authority and the implementation or carrying out of each other provision of the Plan shall be conditioned upon the conditions and limitations of Code Section 409A and compliance with its specific terms, as the same may have been interpreted by regulatory, case law, or other governing authority.
12.7 Withholding Obligations. At the discretion of the Committee, a Participant may satisfy any federal, state, or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Corporation's right to withhold from any compensation paid to the Participant) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required by law to be withheld; or (c) delivering to the Corporation previously owned and unencumbered shares of Common Stock.
12.8 Clawback. Notwithstanding any other provisions of this Plan, the Corporation may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Corporation policies that may be adopted or modified from time to time ("Clawback Policy"). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as may be adopted or modified from time to time by the Corporation in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

12.9 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a Termination for Cause of the employment of an Employee or the termination of service of a Non‑Employee Director, or other conduct by the Participant, including engaging in a Harmful Activity, that is detrimental to the business or reputation of the Corporation or its Affiliates.
12.10 Unfunded Plan. The Plan shall be unfunded. Neither the Corporation, the Board, nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.
12.11 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.
12.12 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.
12.13 Section 16 of Exchange Act. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b‑3 promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b‑3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 12.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
12.14 Non-Uniform Treatment. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.
12.15 Listing and Registration of Shares.
a.No Option granted pursuant to the Plan shall be exercisable in whole or in part, and no share certificate shall be delivered, if at any relevant time a majority of the disinterested members of the Board shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock subject to an Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, such Award, until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to a majority of the disinterested members of the Board.
b.If a registration statement under the Securities Act with respect to the shares issuable under the Plan is not in effect at any relevant time, as a condition of the issuance of the shares, a Participant (or any person claiming through a Participant) shall give the Committee a written or electronic statement, satisfactory in form and substance to the Committee, that he or she is acquiring the shares for his or her own account for investment and not with a view to their distribution. The Corporation may place upon any stock certificate for shares issued under the Plan such legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act or other applicable law.
12.16 Disinterested Director. For purposes of this Plan, a director shall be deemed “disinterested” if such person could qualify as a member of the Committee under Section 3.1.
12.17 Gender; Number. Words of one gender, wherever used herein, shall be construed to include each other gender, as the context requires. Words used herein in the singular form shall include the plural form, as the context requires, and vice versa.
12.18 Applicable Law. Except to the extent preempted by federal law, this Plan document, and the Agreements issued pursuant hereto, shall be construed, administered, and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania without regard for conflicts of law principles.
12.19 Headings. The headings of the several articles and sections of this Plan document have been inserted for convenience of reference only and shall not be used in the construction of the same.